Exhibit 99.1
Lindsay Corporation Announces Director Howard G. Buffett
will not Stand for Re-Election at 2010 Annual Meeting
Omaha, Nebraska; February 22, 2008
Lindsay Corporation (NYSE: LNN) (“Lindsay” or the “Company”) announced today that Howard G. Buffett has informed the Company he will not stand for re-election as a director when his term expires at the Company’s annual meeting in January 2010, citing increased demands on his time. Mr. Buffett has been a director of the Company since 1995.
Mr. Buffett said “Over the past 13 years as part of Lindsay, I have seen the company expand its product lines and its international footprint while maintaining solid returns for its shareholders. I am very proud of the Company’s achievements. Although the effective date of my departure will be at the expiration of my current term, it is a difficult decision to depart Lindsay. However, I am anticipating that my activities with our family Foundation, the expansion of our farming operation and my continued involvement as the United Nations World Food Program Ambassador Against Hunger will demand additional time commitments and travel requirements.”
Michael N. Christodolou, Chairman of the Board, said “We appreciate Howard’s dedicated service on behalf of the Company’s shareholders. He provides Lindsay with a very rare combination of insights based upon his unique experiences in business, corporate governance, agriculture, water conservation and international philanthropy. The Board understands and respects Howard’s decision and looks forward to his contributions for the next two years. Additionally, his announcement now provides us the opportunity to insure for a smooth directorship transition.”
About Lindsay Corporation
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A.. In addition, the Company produces crash cushions, and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At January 3, 2008 Lindsay had approximately 11.8 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
CONTACT:
Lindsay Corporation
David Downing, 402-827-6235
Senior VP and CFO
or
Halliburton Investor Relations
Jeff Elliott or Geralyn DeBusk, 972-458-8000